Exhibit 99.1

NEWS	FOR FURTHER INFORMATION

FOREST OIL CORPORATION	CONTACT: PATRICK J. REDMOND
707 17th STREET, SUITE 3600	VP — CORPORATE PLANNING
DENVER, COLORADO 80202	AND INVESTOR RELATIONS
303.812.1441

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES 2010 GUIDANCE

Anticipates 10% — 12% Organic Net Sales Volume Growth Fourth Quarter 2010 Over Fourth Quarter 2009

Increases Drilling Activity; 2010 Capital Budget of $600 Million — $700 Million

Expects Further Margin Improvement Through Lower Cash Costs

Increases Hedges to an Estimated 52% of Guided 2010 Net Sales Volumes

DENVER, COLORADO — January 7, 2010 - Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced its 2010 capital budget and related operational guidance.  As a result of significantly increased liquidity in 2010 from Forest’s non-core 2009 divestiture program and the streamlining of its asset base primarily to three core areas with high growth potential, Forest intends to increase its drilling activity through the deployment of 20 operated rigs by the end of the first quarter of 2010.  Highlights from the Company’s 2010 guidance are as follows:

•                  Net sales volumes increase organically 10% — 12% fourth quarter 2010 over fourth quarter 2009

•                  60% of 2010 drilling capital is expected to be horizontal

•                  Capital spending increases 18% compared to guided 2009 capital spending

•                  Cash costs to decline in 2010; maintaining Forest’s position as a low cost producer in the industry

H. Craig Clark, President and CEO stated, “With the divestitures of the Permian Basin and other non-core properties, Forest is poised to grow production from its three core properties, the Greater Buffalo Wallow Area, the East Texas / North Louisiana Area, and the Deep Basin in Canada.  These assets will consume approximately 75% of Forest’s capital budget in 2010 and will generate the majority of the double-digit organic production growth for the Company.  The program will focus not only on shales, but will also include horizontal drilling in tight gas sands and carbonates.  We will also continue to focus on cost control and believe that there will be further improvement in 2010.  With the recent de-levering of the balance sheet, Forest will return to its strategy of growth through the drill bit at a measured pace while staying within a reasonable bandwidth of cash flow and earning great returns on invested capital.”

Forest intends to focus its 2010 capital budget on growth from its unconventional resource bases, including the Greater Buffalo Wallow Area, the Haynesville Shale and the Cotton Valley Sands in East Texas / North Louisiana, and the Deep Basin in Canada.  The focus of the drilling program will primarily involve horizontal drilling in these core areas that have significant growth opportunities with large project inventories.  Forest entered 2010 operating 12 drilling rigs and intends to expand the fleet to 20 rigs by the end of the first quarter.  This activity level should remain relatively consistent for the remainder of 2010.  The breakout of Forest’s operated rig count and capital spending are as follows:

	Operated Rig Count	Spending ($MM)	Spending (%)
Greater Buffalo Wallow Area	4	152	23%
East Texas / North Louisiana Area	4	162	25%
Deep Basin	7	168	26%
South Texas	3	100	15%
New Ventures / Land / Other	2	68	11%
Total	20	650	100%

2010 OPERATIONAL PROJECTS

Greater Buffalo Wallow Area — Granite Wash (Texas Panhandle)

Forest holds approximately 135,000 gross and 94,000 net acres in the play, which it intends to develop horizontally in 2010.  Forest currently has three operated horizontal rigs running in the play and intends to increase that count to four in the first quarter of 2010.  Additionally, Forest expects to have one to two non-operated horizontal rigs active in the play.  With this rig count, Forest expects to drill 20 — 25 operated wells and participate in 9 non-operated wells during the year.

Results from the two operated horizontal wells Forest has drilled to date in the play averaged an initial 24-hour production rate of 24 MMcfe/d.

Haynesville / Bossier Shale and Cotton Valley Sands (East Texas / North Louisiana)

Forest holds approximately 198,000 gross and 154,000 net acres prospective for the Haynesville / Bossier Shale and Cotton Valley Sands in East Texas / North Louisiana.

Haynesville Shale — North Louisiana

Forest currently has one operated horizontal rig running in North Louisiana and intends to increase that count to three in the first quarter of 2010.  With this rig count, Forest expects to drill 12 — 16 operated wells during the year.

Results from the four operated horizontal wells Forest has drilled to date in the play averaged an initial 24-hour production rate of 18 MMcfe/d.

Haynesville / Bossier Shale and Cotton Valley Sands — East Texas

Forest intends to add a horizontal rig in the first quarter of 2010 to drill Cotton Valley Sand opportunities and test the Haynesville / Bossier Shale in East Texas.  Forest expects to drill 6 — 8 operated wells during the year.

Deep Basin (Alberta, Canada)

Forest holds approximately 138,000 gross and 88,000 net acres in the play, which it intends to develop both vertically and horizontally.  Forest currently has five operated rigs running in the play and intends to increase that count to seven in the first quarter of 2010.  With this rig count, Forest expects to drill 35 — 40 operated wells during the year.  Drilling economics have been enhanced due to royalty holidays enacted by the Province of Alberta.

GUIDANCE

The following guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward-Looking Statements”.

Prices for Forest’s products are determined primarily by prevailing market conditions.  Market conditions for these products are influenced by regional and worldwide economic and political conditions, consumer product demand, weather, and other substantially variable factors.  These factors are beyond Forest’s control and are difficult to predict.  In addition, prices received by Forest for its liquids and gas production may vary considerably due to differences between regional markets, transportation availability, and demand for different grades of products.  Forest’s financial results and resources are highly influenced by this price volatility.

Estimates for Forest’s future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for liquids and gas will continue at levels that allow for economic production of these products.

The production, transportation, and marketing of liquids and gas are complex processes that are subject to disruption due to transportation and processing availability, mechanical failure, human error, and meteorological events (including, but not limited to severe weather, hurricanes, and earthquakes).  Forest’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed.  Therefore, Forest can give no assurance that its future results will be as estimated.

2010 GUIDANCE

For the year ended December 31, 2010, Forest intends to invest between $600 million and $700 million for capital activities (excluding capitalized interest, capitalized stock-based compensation, and asset retirement obligations incurred).

Oil and Gas Net Sales Volumes:  Forest expects total net sales volumes of 439 to 449 MMcfe/d in 2010.  Organic production growth for the fourth quarter of 2010 over the fourth quarter of 2009 is expected to be approximately 10% to 12%.  Annual 2010 organic production growth is expected to be approximately 0% to 2% with sequential quarter-over-quarter organic growth starting in the second quarter of 2010 as Forest’s rig count increases throughout the first quarter.  Net sales volumes are expected to be comprised of approximately 80% natural gas and 20% liquids (10% crude and condensate and 10% natural gas liquids).  The following is a detail of the anticipated organic growth from 2009 to 2010, excluding production attributable to divestitures that were completed in 2009:

	Fourth Quarter Low	Fourth Quarter High	Annual Low	Annual High
2009 Guided Net Sales Volumes (MMcfe/d)	457	461	500	502
Effect of 2009 Divestiture Activity (MMcfe/d)	(47)	(47)	(61)	(61)
Pro Forma 2009 Net Sales Volumes (MMcfe/d)	410	414	439	441

2010 Guided Net Sales Volumes (MMcfe/d)	452	462	439	449

Organic Growth	10%	12%	0%	2%

Fourth quarter and annual 2009 net sales volume guidance were recently reduced to give effect to the closing of certain divestitures in advance of the original expected closings.

Price Differentials:  2010 price differential guidance does not include the effects of natural gas, oil, and basis derivatives Forest has in place for 2010 discussed below.

Based on current prices, Forest expects natural gas price differentials in 2010 will average $0.60 to $0.70 per MMbtu less than the NYMEX Henry Hub price.

Based on current prices, Forest expects oil price differentials in 2010 will average $6.00 to $7.00 per Bbl less than the NYMEX West Texas Intermediate (WTI) price.

Based on current prices, Forest expects natural gas liquids realizations in 2010 will average 40% of the WTI price.

Total Cash Costs:  Forest expects total cash costs (which includes production expense, general and administrative expense (excluding stock-based compensation), interest expense and current income tax expense) will be $383 million to $420 million or $2.35 to $2.60 per Mcfe based on the midpoint of guided 2010 net sales volumes.  The following is a detail of the guidance for total cash costs in 2010.

Production Expense:  Forest expects production expense (which includes lease operating expense, ad valorem taxes, production taxes, and product processing, gathering and transportation) will be $190 million to $210 million or $1.17 to $1.30 per Mcfe.

General and Administrative (G&A) Expense:  Forest expects G&A expense will be $45 million to $50 million, not including stock compensation expense, or $0.28 to $0.31 per Mcfe.

Interest Expense:  Forest expects interest expense will be $145 million to $155 million or $0.90 to $0.96 per Mcfe.

Income Tax Expense:  Forest’s effective income tax rate is expected to be 36% (inclusive of applicable federal and state taxes), and Forest’s current tax is expected to be 1 — 2% of the total income tax expense.

Stock Compensation Expense:  Forest expects non-cash stock compensation expense will be $18 million to $20 million.

Depreciation, Depletion and Amortization (DD&A) Expense:  Forest expects its DD&A rate will be $1.20 to $1.30 per Mcfe.

NATURAL GAS, OIL, AND BASIS DERIVATIVES

As of January 7, 2010, Forest had natural gas and oil derivatives in place for 2010 covering the aggregate average daily volumes and weighted average prices shown below.  The NYMEX derivatives provide price protection on an estimated 56% and 68% of the midpoint of guided 2010 natural gas and oil net sales volumes, respectively.  None of these natural gas and oil derivatives contain knock-out provisions that would cause a derivative to cease to exist at prices below an established threshold.  The derivative counterparties consist primarily of commercial banks that are lenders under our credit facilities, or affiliates of such banks.

2010
Natural gas swaps:
Contract volumes (Bbtu/d)	200.0
Weighted average price (per MMBtu)	$6.28

Oil swaps:
Contract volumes (MBbls/d)	3.0
Weighted average price (per Bbl)	$76.06

Oil collars:
Contract volumes (MBbls/d)	2.0
Weighted average ceiling price (per Bbl)	$98.50
Weighted average floor price (per Bbl)	$60.00

Summary weighted average oil derivatives:
Contract volumes (MBbls/d)	5.0
Weighted average ceiling price (per Bbl)	$85.04
Weighted average floor price (per Bbl)	$69.64

Forest also has basis derivatives in connection with its NYMEX natural gas derivatives in order to fix the price differential between the NYMEX price and the index price at which the natural gas production is sold.  As of January 7, 2010, Forest had basis derivatives in place for 2010 covering the aggregate average daily volumes and weighted average prices shown below.  Basis derivatives provide differential price protection on an estimated 50% of the midpoint of guided 2010 natural gas volumes.

2010
Houston Ship Channel basis swaps:
Contract volumes (Bbtu/d)	50.0
Weighted average price (per MMBtu)	(0.29)

NGPL TxOk basis swaps:
Contract volumes (Bbtu/d)	40.0
Weighted average price (per MMBtu)	(0.44)

NGPL Mid-Con basis swaps:
Contract volumes (Bbtu/d)	60.0
Weighted average price (per MMBtu)	(1.04)

Centerpoint basis swaps:
Contract volumes (Bbtu/d)	30.0
Weighted average price (per MMBtu)	(0.95)

Summary weighted average basis swaps:
Contract volumes (Bbtu/d)	180.0
Weighted average price (per MMBtu)	(0.68)

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements.  The forward-looking statements provided in this press release are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.  Forest cautions that its future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements are subject to all of the risks and uncertainties normally incident to Forest’s exploration for and development and production and sale of oil and gas.

These risks include, but are not limited to, oil and natural gas price volatility, Forest’s access to cash flows and other sources of liquidity to fund its capital expenditures, its level of indebtedness, its ability to replace production, the impact of the current financial crisis on Forest’s business and financial condition, a lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, economic conditions and other risks as described in reports that Forest files with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.  Also, the financial results of Forest’s foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest’s actual results and plans to differ materially from those in the forward-looking statements.

*****

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations.  Forest’s principal reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming, and in Canada.  Forest’s common stock trades on the New York Stock Exchange under the symbol FST.  For more information about Forest, please visit its website at www.forestoil.com.

January 7, 2010